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NEWS RELEASE

FOR IMMEDIATE RELEASE

	Contacts:	At Avanir Pharmaceuticals:
Patrice Saxon, Investor Relations 858-622-5202 psaxon@avanir.com

AVANIR ANNOUNCES SUBMISSION OF ROLLING NDA
WITH PRIORITY REVIEW FOR NEURODEX™

San Diego, December 16, 2004 — Avanir Pharmaceuticals (AMEX: AVN) announced today it has begun submission of a New Drug Application (NDA) seeking marketing approval of Neurodex™ an investigational drug for the treatment of pseudobulbar affect. The U.S. Food and Drug Administration (FDA) offered a “rolling” review of a new drug application (NDA) for Neurodex and also indicated that Neurodex would qualify for a priority review when the submission is complete. Avanir expects to complete its submission in the first half of 2005.

Avanir is seeking approval of Neurodex as a therapy for patients with pseudobulbar affect (PBA), a symptom complex that is characterized by uncontrollable episodes of crying or laughing. An estimated one million patients with neurological conditions such as ALS or Lou Gehrig’s disease, Alzheimer’s disease, multiple sclerosis (MS), stroke and traumatic brain injury may be affected by PBA. The NDA for Neurodex will be supported by data from two controlled, multicenter Phase III clinical trials conducted in the U.S. and Israel.

“Avanir has worked diligently to expeditiously develop Neurodex and we are very pleased that the FDA will allow us to submit our NDA on a rolling basis with priority review when the submission is complete,” said James E. Berg, Vice President of Clinical and Regulatory Affairs at Avanir. “PBA is becoming recognized as a condition that has a profound effect on quality of life for people that suffer from neurological disorders. With no drug indicated for the treatment of PBA, this NDA submission represents an important step forward in the potential care and treatment of patients suffering from pseudobulbar affect.”

The company is utilizing a process that allows an NDA to be submitted on an ongoing basis. A rolling review will allow the FDA to evaluate modules of the NDA as they are submitted. Additionally, the FDA has indicated that the Neurodex NDA is eligible for a priority preview. Per the Prescription Drug User Fee Act (PDUFA), the FDA’s goal is to complete priority reviews within 6 months compared to 10-12 months for a standard PDUFA review.

avanir has the exclusive license to develop, manufacture and market Neurodex for four potential indications: pseudobulbar affect, neuropathic pain, chronic cough and weaning drug-dependent patients from narcotics and anti-depressants. The company in-licensed the product in August 2000. In June 2002 the first pivotal Phase III trial in ALS patients with PBA was completed. In June 2004 the second pivotal Phase III trial in MS patients with MS and PBA was completed. In June 2003 a Phase II trial in diabetic neuropathic pain was completed. There are six U.S. patents issued for Neurodex.

Management will host a conference call with simultaneous webcast today, December 16th at 1:30 p.m. Pacific/ 4:30 p.m. Eastern to discuss fourth fiscal quarter and fiscal 2004 operating performance as well as the NDA submission. The call/webcast will feature President and Chief Executive Officer Gerald J. Yakatan, Ph.D. and Vice President and Chief Financial Officer Gregory P. Hanson, CMA. To access the live webcast, go to Avanir’s web site at www.avanir.com and follow the instructions to register and/or download any necessary audio software. Replays of the webcast will be available for 90 days and a phone replay will be available through December 23, 2004, by dialing (888) 266-2081 for domestic callers and (703) 925-2533 for international callers and entering the passcode # 615186.

Avanir Pharmaceuticals is a drug discovery and development company focused on treatments for chronic diseases. Our product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious disease. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “anticipate,” “believe,” “plan” or “expect” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. There can be no assurance that Avanir will complete a new drug application for Neurodex™ in the anticipated time period, that the application, when and if completed, will be accepted by the FDA, that Neurodex will receive regulatory approval, or that even if such regulatory approval is received, that Avanir will be able to market Neurodex successfully. Risks and uncertainties also include the risks set forth in Avanir‘s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent or obligation to update these forward-looking statements.